Exhibit 10

Papa John’s International, Inc.

Management Incentive Plan

(Effective January 1, 2001)

TABLE OF CONTENTS

1.	Purpose and Effective Date

2.	Definitions
	A.	“Adjusted Award Unit”
	B.	“Affiliates”
	C.	“Award Period”
	D.	“Award Unit”
	E.	“Award Unit Value”
	F.	“Base Salary”
	G.	“Board”
	H.	“Business Criteria”
	I.	“Code”
	J.	“Committee”
	K.	“Company”
	L.	“Earnings Per Share”
	M.	“Eligible Team Member”
	N.	“Employer”
	O.	“Net Debt”
	P.	“Participant”
	Q.	“Performance Targets”
	R.	“Plan”
	S.	“Plan Year”
	T.	“Quarter”
	U.	“Target Award Percentage”

3.	Plan Administration

4.	Participation

5.	Award Pool
	A.	Established By Committee
	B.	Targeted Earnings Per Share
	C.	Calculation of Award Pool and Awards

6.	Incentive Compensation Awards
	A.	Quarterly Award
	B.	Annual Award
	C.	Individual Performance
	D.	Senior Vice President of Operations
	E.	Death, Disability or Retirement During the Award Period
	F.	Leaves of Absence
	G.	Committee Discretion To Adjust Awards

ii

	H.	Changes Resulting From Acquisitions, Dispositions, Recapitalizations, Extraordinary Items and Accounting Changes

7.	Payment of Awards
	A.	Time and Method of Payment
	B.	Payment Deferral
	C.	Withholding
	D.	$1 Million Compensation Limit

8.	Forfeiture of Awards

9.	Offsets

10.	Nonassignability

11.	No Rights to Continued Employment

12.	Unfunded Plan

13.	Severability

14.	Plan Amendment and Termination

15.	Limitations Period For Claims

16.	Governing Law; Jurisdiction

iii

Papa John’s International, Inc.

Management Incentive Plan

1.                                       Purpose and Effective Date. The Plan was adopted by the Compensation Committee effective January 1, 2001, for the purpose of assisting the Company in rewarding those team members who are in a position to make a significant contribution to the growth and profitability of the Company and its Affiliates.  The Plan provides a reward for performance and incentive for future endeavor to those team members who contribute to the Company’s success with their ability, industry and exceptional service and makes them participants in that success by providing them with the opportunity to earn competitive compensation directly linked to performance.

2.                                       Definitions.

A.                                   “Adjusted Award Unit” means the number of Award Units assigned to the Participant for the Award Period, calculated in accordance with 6.A and 6.B.

B.                                     “Affiliates” means the following affiliates of the Company:  Papa John’s USA, Inc., PJ Food Service, Inc., Papa John’s Support Services, Inc., PJFS of Mississippi, Inc., Risk Services Corp. and Capital Delivery, Ltd.

C.                                     “Award Period” means the Quarter for quarterly awards described in Section 6.A and means the Plan Year for annual awards described in Section 6.B.

D.                                    “Award Unit” means a bookkeeping measure used in calculating quarterly and annual awards under the Plan.

E.                                      “Award Unit Value” means the dollar value obtained by dividing the award pool for the Award Period by the total Adjusted Award Units allocated to all Participants for such Award Period.

F.                                  “Base Salary” means the gross rate of aggregate base annualized compensation before deductions (including but not limited to deductions for salary deferred pursuant to Section 7.B and pretax contributions to a Code Section 401(k) plan or Code Section 125 cafeteria plan, taxes or other payroll deductions), excluding relocation allowances, expense reimbursements, commissions or other actual or imputed income from any Employer-provided benefit, incentive and bonus compensation, overtime pay and other supplemental payments.

G.                                     “Board” means the Company’s Board of Directors.

H.                                    “Business Criteria” means any one or any combination of financial goals or other objective goals, which may be Company-wide, on an individual basis or otherwise, and (1) with respect to financial goals, may be expressed, for example, in terms of net income, earnings per share, cash flow, return on equity, return on assets or other return ratios, or price of the Company’s common stock, and (2) with respect to objective goals, may include the attainment of various productivity and long term growth objectives, including for example, reductions in the Company’s overhead ratio and expenses to sales ratios.

I.                                         “Code”  means the Internal Revenue Code of 1986, as amended.

J.                                        “Committee”  means the Compensation Committee of the Board.

K.                                    “Company” means Papa John’s International, Inc., with its principal place of business at 2002 Papa John’s Boulevard, Louisville, Kentucky  40299-2333.

L.                                      “Earnings Per Share” means the Company’s consolidated net income for the Award Period minus amounts allocated to the award pool described in Section 5 divided by the total number of outstanding shares of the Company‘s common stock taking into consideration the dilutive effect of the Company’s outstanding stock options, determined in accordance with generally accepted accounting principles.

M.                                 “Eligible Team Member” means a team member employed by the Employer and who is: (1) customarily scheduled to work at least thirty-two (32) hours weekly; and (2) classified as a team member at the director level or above (salary band levels BD1, BD2, BD3, FL1, FL2, FL3, SL1, SL2), but excludes: [i] team members employed in the Employer’s field operations other than the Senior Vice President of Operations who shall be an Eligible Team Member subject to the special terms of participation set forth in Section 6.D; [ii] individuals classified by the Employer as temporary employees; [iii] team members whose customary weekly employment is less than thirty-two (32) hours; [iv] seasonal team members whose customary annual employment is less than nine (9) months; [v] team members who have entered into an agreement with the Employer providing that they are not eligible to participate in the Plan; [vi] individuals classified by the Employer as independent contractors or other self-employed individuals; [vii] leased employees; and [viii] individuals who do not receive one hundred percent (100%) of their Base Compensation for the Award Period from the Company or an Affiliate.

N.                                    “Employer” means the Company and the Affiliates.

O.                                    “Net Debt” means total consolidated debt of the Company less the sum of consolidated cash and investments.

P.                                      “Participant” means an Eligible Team Member who participates in the Plan in accordance with Section 4.

Q.                                    “Performance Targets” means the specific financial or objective goal or goals (which may be cumulative or alternative) with respect to any one or more of the Business Criteria that are timely adopted by the Committee and set forth in writing on Exhibit I for the Award Period in accordance with Section 5, and until changed by the Committee, shall be based on targeted Earnings Per Share as set forth in Section 5.B.

R.                                     “Plan” means the Papa John’s International, Inc. Management Incentive Plan, as set forth herein and as amended from time to time.

S.                                      “Plan Year” means the Company’s fifty-two (52) week fiscal year ending on the last Sunday in December of each year.

T.                                     “Quarter” means a Plan Year quarter.

U.                                    “Target Award Percentage” means the targeted percentage of Base Salary for the salary band level, as established by the Committee and set forth on Exhibit II, used to calculate the amount of the Participant’s incentive compensation award in accordance with Sections 6.A and 6.B.

3.                                       Plan Administration.  The Committee shall establish performance and award targets and shall otherwise be responsible for the operation and administration of the Plan. The Committee shall have discretionary authority to make factual determinations and construe and interpret the Plan and any agreement or other document relating to the incentive compensation payable under the Plan, may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto, and may designate agents to assist it in administration of the Plan. The Committee may at any time establish such additional conditions and terms of payment of awards (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan.

4.                                       Participation.  An Eligible Team Member shall become a Participant in the Plan on the later of: (1) the first day of the second full Quarter after date of hire; or (2) the first day of the Quarter after becoming an Eligible Team Member due to change in employment classification; or (3) the first day of the second full Quarter after the date of a final and nonappealable determination by a court of competent jurisdiction, the Internal Revenue Service or other administrative agency or governmental entity reclassifying an individual as an employee of the Employer even though not previously so classified by the Employer (even though the reclassification otherwise has an earlier effective date) provided such individual otherwise satisfies the definition of “Eligible Team Member” at such time.

5.                                       Award Pool.

A.                                   Established By Committee.  The total amount available for incentive compensation awards to Participants for the Award Period shall be based on the attainment by the Company of the Performance Targets established by the Committee.  The Performance Targets and the amount available, or method of determining the amount available, for incentive compensation awards for the Award Period shall be established by the Committee and set forth on Exhibit I before the beginning of the Award Period or as soon as administratively practicable thereafter.  The Committee shall notify Participants of the Performance Targets for an Award Period as soon as administratively practical after such targets have been established by the Committee.

B.                                     Targeted Earnings Per Share.  Until changed by the Committee, the total amount available for incentive compensation awards to Participants for the Award Period shall be a percentage of Earnings Per Share in excess of the targeted Earnings Per Share established by the Committee for the Award Period, subject to such other limitations deemed appropriate by the Committee, as set forth on Exhibit I.  Repurchases of the Company’s outstanding common stock shall be disregarded for purposes of computing Earnings Per Share to the extent such repurchases cause an increase in Earnings Per Share and allocation to the award pool and also cause an increase in Net Debt for the Award Period compared to Net Debt at the end of the previous Plan Year. Unless expressly approved by the Committee, upon recommendation of management, the impact of accounting changes, acquisitions, dispositions and similar extraordinary items shall be eliminated from the calculation of the award pool in accordance with Section 6.H.

C.                                     Calculation of Award Pool and Awards.  Calculation of the available award pool and the amounts of individual awards, as well as the achievement of Performance Targets, shall be in accordance with generally accepted accounting principles. Any disputes shall be reviewed and resolved by the certified public accountants regularly employed by the Company to conduct its annual audit and the findings of such review shall be conclusive and binding on all persons.  No awards shall be payable under the Plan unless the Company achieves the Performance Targets.

6.                                       Incentive Compensation Awards.  If the Company achieves its Performance Targets for the Award Period as set forth on Exhibit I, the following incentive compensation awards shall be made to Participants based on the Participant’s individual performance in accordance with Section 6.C.

A.                                   Quarterly Award. A Participant who is employed as an Eligible Team Member on each day of the Quarter and who is still employed as an Eligible Team Member at the time award payment checks for the Quarter are issued, is eligible to receive a cash payment equal to the Award Unit Value multiplied by the Participant’s Adjusted Award Units.  The number of Adjusted Award Units assigned to the Participant shall be obtained by taking the Participant’s Base Salary in effect on the last day of the Quarter multiplied by the Participant’s Target Award Percentage divided by one thousand (1000), adjusted for individual performance as provided in Section 6.C, multiplied by eighty percent (80%).

B.                                     Annual Award.  A Participant who is employed as an Eligible Team Member on the last day of the Plan Year, and who is still employed as an Eligible Team Member at the time award payment checks for the Plan Year are issued, is eligible to receive a cash payment equal to the sum of the Participant’s Adjusted Award Units multiplied by twenty percent (20%) multiplied by the Award Unit Value for each quarter that the Participant received a quarterly award pursuant to Section 6.A.

C.                                     Individual Performance. The Participant’s Award Units assigned to the Participant in accordance with Sections 6.A and 6.B may be adjusted downward based on the Participant’s individual performance rating, as determined at the discretion of the Participant’s manager, based on the Company’s Performance Guide form. The assigned Award Units of the Company’s Chief Executive Officer and a Participant who receives an overall performance rating of 4 or 5, shall not be reduced; assigned Award Units shall be reduced 15% if the Participant receives an overall performance rating of 3; shall be reduced 65% if the Participant receives an overall performance rating of 2; and shall be reduced 100% if the Participant receives an overall performance rating of less than 2.  The Committee shall have final discretion in determining the Award Units assigned to the Participant based on recommendations from the Participant’s manager.

D.                                    Senior Vice President of Operations.  Notwithstanding the foregoing, the maximum award payable to the Senior Vice President of Operations for any Plan Year is limited to: (1) four percent (4%) of his or her Base Salary for any Award Period; and (2) twenty percent (20%) of his or her Base Salary for such Plan Year.

E.                                      Death, Disability or Retirement During the Award Period.  Notwithstanding the foregoing, a Participant whose service with the Employer ends during an Award Period due to death, disability, or retirement under a tax-qualified retirement plan of the Employer or with the Board’s consent, shall be entitled to receive a pro rated award based on the Participant’s Base Salary in effect on the employment termination date and the number of full weeks worked by the Participant during the Award Period. Payments to a deceased Participant shall be made to the Participant’s estate.

F.                                      Leaves of Absence.  Participants absent from work due to any paid or unpaid leave of absence during the Award Period shall be entitled to receive a pro rated award based on the Participant’s Base Salary in effect on the last day of the Award Period and the number of full weeks worked by the Participant during the Award Period.  A Participant shall not be eligible for an award if the Participant is on a leave of absence the entire Award Period.  A leave of absence includes all personal leaves, medical leaves and leaves qualifying for workers’ compensation, which may or may not qualify as protected leaves under the Family and Medical Leave Act.

G.                                     Committee Discretion To Adjust Awards.  The Committee may, in its sole discretion: (1) increase or decrease the Target Award Percentage; (2) make discretionary awards to Participants, notwithstanding that an award would not otherwise be payable under the Plan, to recognize extraordinary individual performance; (3) accelerate an award or waive restrictive conditions for an award (including forfeiture conditions), in such circumstances as the Committee deems appropriate; or (4) notwithstanding that the Performance Targets are achieved, pay an award that is less than the Target Award Percentage, or pay no awards, for any Award Period that the Committee finds that such action is in the Employer’s best interests.

H.                                    Changes Resulting From Acquisitions, Dispositions, Recapitalizations, Extraordinary Items and Accounting Changes.  In the event of a change in accounting assumptions, principles or practices after targeted performance criteria have been established, and which materially impact Award Period results, or in the event of a recapitalization, restructuring, merger, combination, consolidation, change in capitalization or capital structure or other reorganization, or any extraordinary dividend or other extraordinary distribution (whether in the form of cash, securities or other property) or acquisition, disposition of assets, or other extraordinary event out of the ordinary course of business that materially affects the applicable target performance criteria, the Committee may, in the manner and to the extent, if any, it deems appropriate and equitable to the Participants and consistent with the terms of the Plan, proportionately adjust any or all of the Performance Targets, Target Award Percentages, the amount of the award pool or other factors relating to awards and the calculation thereof, based solely on objective criteria, so as to neutralize, in the Committee’s best judgment, the effect of the change for the Award Period.

7.                                     Payment of Awards.

A.                                   Time and Method of Payment.  Distribution of awards shall be made to Participants in a single sum cash payment as soon as administratively practicable after the end of the Award Period, but in no event later than the end of the Quarter following Award Period except as otherwise provided in Section 7.D.

B.                                     Payment Deferral.  A Participant may elect to defer payment of an award under this Plan pursuant to the terms and conditions of the Papa John’s International, Inc. Deferred Compensation Plan.

C.                                     Withholding.  The Employer shall have the right to withhold from any award any income, employment or other taxes or amounts required by law to be withheld with respect to such payment.

D.                                    $1 Million Compensation Limit.  No award shall be paid to a Participant to the extent the payment would cause the Participant to have compensation from the Company and its affiliated companies for any year in excess of $1 million and which is nondeductible by the Company and its affiliated companies pursuant to Code Section 162(m).  Any award, or portion thereof, not payable because of this limitation, shall be paid to the Participant in the first subsequent year in which the payment would not cause the loss of the Company’s or its affiliated companies’ compensation tax deduction.

8.                                     Forfeiture of Awards.  Any award payable to a Participant under the Plan shall be discontinued and forfeited, and the Employer shall have no further obligation to such Participant if the Committee finds, based upon any information or evidence persuasive to a majority of the Committee, that the Participant has: (1) engaged in competition with the Employer or its affiliates or interfered with the business relationships of the Employer or its affiliates; or (2) has disclosed any type of material confidential information or proprietary data of the Employer or its affiliates to any third party by any means; or (3) has willfully engaged in activities or conducted himself or herself in a manner seriously detrimental to the interests of the Employer or its affiliates (including but not limited to dishonesty, fraud or breach of trust).

9.                                     Offsets.  As a condition to eligibility for an award, each Participant consents to the deduction from the award of any amounts owed by the Participant to the Employer to the extent permitted by applicable law.

10.                               Nonassignability.   Except as otherwise provided in Section 9, no award shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge before actual receipt by the Participant or the payee. Any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge before receipt shall be void.

11.                               No Rights to Continued Employment.  Participation in the Plan does not create or constitute an express or implied employment contract between the Employer and the Participant nor limit the right of the Employer to discharge or otherwise deal with a Participant without regard to the existence of the Plan.

12.                                 Unfunded Plan.  The Plan shall at all times be an unfunded payroll practice and no provision shall at any time be made with respect to segregating assets of the Employer for payment of any award.  No Participant or any other person shall have any interest in any particular assets of the Employer by reason of the right to receive an award under the Plan and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Employer.

13.                               Severability.  The invalidity or unenforceability of any provision of the Plan shall not affect the remaining provisions of the Plan and such invalid or unenforceable provision shall be stricken to the extent necessary to preserve the validity and enforceability of the Plan.

14.                               Plan Amendment and Termination.  Although it is the present intention of the Company to continue the Plan in effect for an indefinite period of time, the Company reserves the right, by resolution of the Committee, to amend or terminate the Plan at any time, in its sole discretion, provided that no such action shall adversely affect any amount previously awarded.

15.                               Limitations Period For Claims.  Any person who believes he or she is being denied any benefit or right under the Plan may file a written claim with the Committee.  Any claim must be delivered to the Committee within forty-five (45) days of the later of the end of the Award Period to which the claim relates or the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied.  The Committee, or its designated agent, will notify the Participant of its decision in writing as soon as administratively practicable.  Claims not responded to by the Committee in writing within ninety (90) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision is final and conclusive and binding on all persons.  No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied and any lawsuit must be filed within nine (9) months of such denial of deemed denial or be forever barred.

16.                               Governing Law; Jurisdiction. The Plan shall be governed and construed in accordance with the laws of the Commonwealth of Kentucky. As a condition to eligibility to receive an award under the Plan, each Participant irrevocably consents to the exclusive jurisdiction of the courts of the Commonwealth of Kentucky and of any federal court located in Jefferson County, Kentucky in connection with any action or proceeding arising out of or relating to this Plan, any document or instrument delivered pursuant to or in connection with this Plan, or any alleged breach of this Plan or any such document or instrument.

IN WITNESS WHEREOF, the parties have executed this Plan effective as of January 1, 2001.

PAPA JOHN’S INTERNATIONAL, INC.

By:	/s/ Jack A. Laughery
Jack A. Laughery, Chairman
Compensation Committee of Board of Directors

PAPA JOHN’S INTERNATIONAL, INC.

MANAGEMENT INCENTIVE PLAN

Resolutions of the Compensation Committee of the Board of Directors
Papa John’s International, Inc.

WHEREAS, the Company’s continued growth and success is dependent upon its ability to attract and retain persons of outstanding abilities and the attached management incentive compensation plan is designed to assist the Company in rewarding those key team members who are in a position to make a significant contribution to the growth and profitability of the Company by providing a reward for performance and incentive for future endeavor to those individuals who contribute to the Company’s success by their ability, industry and exceptional service by making them participants in that success,

NOW, THEREFORE, BE IT:

RESOLVED, that the Papa John’s International, Inc. Management Incentive Plan, in the form attached hereto, is approved and adopted effective January 1, 2001.

FURTHER RESOLVED that the Company ratifies, approves and adopts the Performance Targets set forth on Exhibit I and the Target Award Percentages set forth on Exhibit II for the 2001 Plan Year.

FURTHER RESOLVED, that each of the officers of the Company is empowered, authorized and directed to take such further actions as in such officer’s judgment shall be necessary, proper and advisable to fully carry out the intent and accomplish the purposes of the foregoing resolution.

CERTIFICATE OF CHAIRMAN

I, Jack A. Laughery, Chairman of the Compensation Committee of the Board of Directors of Papa John’s International, Inc., certify that the foregoing resolutions were adopted by the Compensation Committee of the Board of Directors of the Company on this 15th day of July, 2001.

PAPA JOHN’S INTERNATIONAL, INC.

/s/ Jack A. Laughery
Jack A. Laughery, Chairman
Compensation Committee of Board of Directors

Papa John’s International, Inc.

Management Incentive Plan

Exhibit I

Performance Targets

(Targeted Earnings Per Share)

                                                For the 2001 Plan Year, no amount will be allocated to an award pool for distribution under the Plan for Earnings Per Share of less than $2.15.  For Earnings Per Share between $2.15 to $2.20, forty percent (40%) of the incremental Earnings Per Share in excess of $2.15 shall be allocated to the award pool.  For Earnings Per Share  exceeding $2.20, fifty percent (50%) of the incremental Earnings Per Share in excess of $2.20 but not exceeding $2.35 shall be allocated to the award pool.

Quarterly Earnings Per Share award pool funding targets will be calculated from the above annual targets based on the ratio of budgeted Earnings Per Share for each quarter to budgeted Earnings Per Share for the Plan Year.  Quarterly and annual Earnings Per Share funding targets are stated net of award pool funding amounts.

PAPA JOHN’S INTERNATIONAL, INC.

By:	/s/ Jack A. Laughery
Jack A. Laughery, Chairman,
Compensation Committee of Board of Directors

Date:	7/15/01

Papa John’s International, Inc.

Management Incentive Plan

Exhibit II

Target Award Percentage

                                                For the 2001 Plan Year, the following Target Award Percentages shall apply to the following salary band levels:

Salary Band Level	Target Award Percentage
BD1	20%
BD2	20%
BD3	25%
FL1	30%
FL2	35%
FL3	40%
SL1	50%
SL2	60%

PAPA JOHN’S INTERNATIONAL, INC.

By:	/s/ Jack A. Laughery
Jack A. Laughery, Chairman
Compensation Committee of Board of Directors

Date:	7/15/01